Exhibit (a)(1)(A)

SONIC CORP.

MARCH 31, 2010

OFFER TO EXCHANGE

CERTAIN STOCK OPTIONS FOR

REPLACEMENT OPTIONS

This offer to exchange and your withdrawal rights will expire at
4:00 p.m., Central Time, on April 29, 2010, unless extended.

Sonic Corp., a Delaware corporation (“us,” “we,” “Sonic” or the “Company”), by this Offer to Exchange Certain Stock Options for Replacement Options (the “Exchange Offer”), is offering to our eligible employees the opportunity to voluntarily exchange eligible stock options for a lesser number of replacement options with a lower exercise price.

You are an “eligible employee” if you are:

•	An active employee of the Company or one of our subsidiaries who holds eligible stock options;

•	Actively employed on the date the Exchange Offer commences and remain actively employed through the date the Exchange Offer expires; and

•	Not one of our named executive officers (“NEOs”) or a member of our Board of Directors.

If you are an eligible employee and your Company stock options meet the following criteria, then they are “eligible stock options” that you may elect to exchange in the Exchange Offer:

•
As of the date that is seven days prior to the commencement of the Exchange Offer, the exercise price of your stock options is equal to or greater than the higher of (a) $15.00 and (b) the 52-week high trading price of the shares of our common stock as reported by the NASDAQ Global Select Market as of the commencement of the Exchange Offer;

•	Your stock options must not have been granted within the 12-month period immediately prior to the date the Exchange Offer commences; and

•	Your stock options have a remaining term of 12 months or more immediately following the date the Exchange Offer expires.

For purposes of the Exchange Offer, the term “stock option” generally refers to an option to purchase one share of our common stock.

If you choose to participate in the Exchange Offer and surrender eligible stock options for exchange, and if we accept your surrendered eligible stock options, you will receive replacement options that will have substantially the same terms and conditions as the eligible stock options you surrendered, except that:

•
You will receive a lesser number of replacement options.  The number of replacement options will be determined using an exchange ratio designed to result in a fair value, using standard valuation techniques, of the replacement options being approximately equal to the fair value of the stock options that are surrendered for exchange.

•	The exercise price for the replacement options will be equal to 110% of the closing price of our common stock on the date the Exchange Offer expires as reported on the NASDAQ Global Select Market.

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•	All replacement options will be nonqualified stock options, even if your surrendered eligible stock options are incentive stock options.

•
The replacement options will have a minimum vesting period of one year, even if all or a portion of the surrendered eligible stock options are already vested.  With respect to vested eligible stock options, the replacement options will have a one-year vesting period from the Exchange Offer expiration date.  With respect to unvested eligible stock options, the current vesting schedule will be extended by one year.

•
The replacement options will be subject to the terms and conditions of the Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”) and an award agreement, which will be delivered to you as soon as reasonably practicable following the date the Exchange Offer expires.

Participation in the Exchange Offer is completely voluntary.  Eligible employees will be permitted to exchange eligible stock options for replacement options on a grant-by-grant basis, subject to the terms set forth below.  Eligible stock options properly surrendered in the Exchange Offer and accepted by us for exchange will be cancelled on the date the Exchange Offer expires and the replacement options will be granted as of the same date.  If you choose not to participate in the Exchange Offer, you will continue to hold your eligible stock options on the same terms and conditions and pursuant to the stock option plan under which they were originally granted.

See the section entitled Risk Factors for a discussion of risks and uncertainties that you should consider before surrendering your eligible stock options for exchange in the Exchange Offer.

Shares of Sonic common stock are listed on the NASDAQ Global Select Market under the symbol “SONC.”  On March 30, 2010, the closing price of Sonic common stock on the NASDAQ Global Select Market was $11.15 per share.  The current market price of our common stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing price of our common stock will be on the date the Exchange Offer expires and the replacement options are granted.  We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Offer.

We are making the Exchange Offer upon the terms and conditions described in this Offer to Exchange document and in the related documents referred to in this document.  The Exchange Offer is not conditioned on a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible employees participating.

If you are an eligible employee and you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must access the offer website at https://sonic.equitybenefits.com (the “Stock Option Exchange Website”) and follow the instructions.  The Stock Option Exchange Website will provide you with certain information about your eligible stock options, including the grant date, the exercise price, the number of underlying shares and the election alternatives available to you.  We will make computer and Internet access available at our office location to any eligible employee who does not otherwise have Internet access.

If you are not able to use or access the Stock Option Exchange Website to submit your election electronically, please email optionexchquestions@sonicdrivein.com or call (405) 225-5250, available from 8:00 a.m. to 4:00 p.m., Central Time, Monday through Friday.  If you are still not able to submit your election electronically after requesting assistance, Sonic may ask you to complete and send in a paper election form.  Your election must be received by Sonic before 4:00 p.m., Central Time, on April 29, 2010 (or a later expiration date if we extend the Exchange Offer).  You may return your paper election form to Sonic via mail, overnight courier, facsimile or as an attachment to an email.  If you choose to mail your paper election form, we recommend that you use registered mail or overnight courier with return receipt requested, or another method which can be tracked by the delivery carrier.

Included in the materials emailed to you are your Log In ID and Password.  You will need your Password to gain access to your personal information on the Stock Option Exchange Website and to make your online elections with respect to the Exchange Offer.  If you lose, cannot remember or otherwise have difficulties with your Password, please email optionexchquestions@sonicdrivein.com or call (405) 225-5250, available from 8:00 a.m. to 4:00 p.m., Central Time, Monday through Friday.

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IMPORTANT

Although our Board of Directors has approved the Exchange Offer, consummation of the Exchange Offer is subject to, and conditioned on, the conditions described in The Exchange Offer  — Section 6. Conditions of the Exchange Offer.  Neither we nor our Board of Directors will make any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your eligible stock options for replacement options in the Exchange Offer.  You must make your own decision on whether to surrender your eligible stock options for exchange after taking into account your own personal circumstances or preferences.  You are encouraged to consult your personal outside advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to the Exchange Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS IN THE EXCHANGE OFFER.  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.  WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN THE RELATED DOCUMENTS.  IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following questions and answers were prepared to address common questions that you may have about the Exchange Offer.  We encourage you to carefully read the rest of this Offer to Exchange document and the other related documents referred to in this document.  Where appropriate, we have included references to the relevant numbered sections of The Exchange Offer portion of this Offer to Exchange document and to other portions of the document where you can find a more complete description of the topics in this summary.

Index to Questions and Answers

No.	Question	Page

Q1	What is the Exchange Offer?	2
Q2	Why is Sonic offering the Exchange Offer?	2
Q3	Who is eligible to participate in the Exchange Offer?	2
Q4	Which stock options are eligible for exchange in the Exchange Offer?	2
Q5	Are there any differences between the replacement options and the eligible stock options that may be surrendered in the Exchange Offer?	2
Q6	What are the conditions of the Exchange Offer?	3
Q7	What will be the exercise price per share of the replacement options?	3
Q8	If I elect to participate and my surrendered eligible stock options are accepted, when will I receive my replacement options?	3
Q9	When will the replacement options vest?	3
Q10	What does it mean to be actively employed by Sonic?	4
Q11	What if I elect to participate in the Exchange Offer and then leave Sonic before the date the Exchange Offer expires?	4
Q12	What if I elect to participate in the Exchange Offer and then leave Sonic after the date the Exchange Offer expires?	4
Q13	What if I am on an authorized leave of absence?	4
Q14	What does it mean to exchange on a “grant-by-grant” basis?	4
Q15	Can I exchange the remaining portion of an eligible stock option grant that I have already partially exercised?	5
Q16	What if I have more than one eligible stock option grant?	5
Q17	If I elect to participate and my surrendered eligible stock options are accepted, how many replacement options will I receive in exchange?	5
Q18	Why isn’t the exchange ratio simply one-for-one?	5
Q19	When will my replacement options expire?	5
Q20	Must I participate in the Exchange Offer?	6
Q21	How should I decide whether to exchange my eligible stock options for replacement options?	6
Q22	Why can’t Sonic just grant eligible employees additional stock options?	6
Q23	How do I find out how many eligible stock options I have and what their exercise prices are?	6
Q24	Can I exchange stock options that I have already fully exercised?	6
Q25	Will I owe taxes if I participate in the Exchange Offer?	6
Q26	What happens if, after the grant date of the replacement options, my replacement options end up being underwater again?	6
Q27	What happens to eligible stock options that I choose not to surrender or that are not accepted for exchange in the Exchange Offer?	7
Q28	If I surrender eligible stock options in the Exchange Offer, will I be required to give up all of my rights under the surrendered eligible stock options?	7
Q29	How long do I have to decide whether to participate in the Exchange Offer?	7
Q30	How do I participate in the Exchange Offer?	7
Q31	When and how can I withdraw previously surrendered eligible stock options?	8
Q32	How will I know if my election form or my notice of withdrawal has been received?	8
Q33	What will happen if I do not submit my election form by the deadline?	8
Q34	What if I have questions regarding the Exchange Offer, or if I need a paper copy or additional copies of this Offer to Exchange document or any documents attached or referred to in this document?	8
Q35	What are the conditions to the Exchange Offer?	9

Q1	What is the Exchange Offer?

The Exchange Offer is a one-time, voluntary opportunity for eligible employees to surrender eligible stock options in exchange for a lesser number of replacement options with a lower exercise price.

Q2	Why is Sonic offering the Exchange Offer?

At Sonic, stock options constitute a key component of our incentive and retention programs because we believe that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Due to the significant decline of our stock price during the last few years, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock.  For example, the closing price of our common stock on the NASDAQ Global Select Market on March 30, 2010 was $11.15, whereas the weighted average exercise price of all eligible options was $21.79.  As of March 26, 2010, 51.7% of outstanding stock options held by our employees were “underwater” (meaning the exercise prices of the options were greater than our then-current stock price).  Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing stock options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock.  As a result, for many employees, these stock options are ineffective at providing the incentives and retention value that we believe are necessary to motivate and retain our employees.

See Section 2. Purpose of the Exchange Offer, for more information.

Q3	Who is eligible to participate in the Exchange Offer?

The Exchange Offer will be open to all eligible employees who hold eligible stock options, except as described below.  The Exchange Offer will not be open to our NEOs and the members of the Board of Directors.  To be eligible, an individual must be actively employed by the Company or one of our subsidiaries on the date the Exchange Offer commences and must remain actively employed through the date that replacement options are granted.

See Section 1. Eligible Stock Options; Eligible Employees; Expiration Date, for more information.

Q4	Which stock options are eligible for exchange in the Exchange Offer?

To be eligible for exchange in the Exchange Offer, as of the date that is seven days prior to the commencement of the Exchange Offer, a stock option (i) must have an exercise price equal to or greater than the higher of (a) $15.00 and (b) the 52-week high trading price of the shares of our common stock as reported by the NASDAQ Global Select Market as of the commencement of the Exchange Offer, and (ii) must not have been granted within the 12-month period immediately prior to the date the Exchange Offer commences.  In addition, stock options that have a remaining term of less than 12 months from the Exchange Offer expiration date are not eligible for exchange in the Exchange Offer.  You can review a list of your eligible stock options, including the grant date, exercise price, and expiration date, at https://sonic.equitybenefits.com (the “Stock Option Exchange Website”).

See Section 1. Eligible Stock Options; Eligible Employees; Expiration Date, for more information.

Q5	Are there any differences between the replacement options and the eligible stock options that may be surrendered in the Exchange Offer?

If you choose to participate in the Exchange Offer and surrender eligible stock options for exchange, and if we accept your surrendered eligible stock options, you will receive replacement options that will have substantially the same terms and conditions as the eligible stock options you surrendered, except that:

•
You will receive a lesser number of replacement options.  The number of replacement options will be determined using an exchange ratio designed to result in a fair value, using standard valuation techniques, of the replacement options being approximately equal to the fair value of the stock options that are surrendered for exchange.

•	The exercise price for the replacement options will be equal to 110% of the closing price of our common stock on the date the Exchange Offer expires as reported on the NASDAQ Global Select Market.

•
The replacement options will have a minimum vesting period of one year, even if all or a portion of the surrendered eligible stock options are already vested.  With respect to vested eligible stock options, the replacement options will have a one-year vesting period from the Exchange Offer expiration date.  With respect to unvested eligible stock options, the current vesting schedule will be extended by one year.

•	All replacement options will be nonqualified stock options, even if your surrendered eligible stock options are incentive stock options.

•
The replacement options will be subject to the terms and conditions of the 2006 Plan and award agreement, which will be delivered to you as soon as reasonably practicable following the date the Exchange Offer expires.  You can review the 2006 Plan and the form of award agreement at the Stock Option Exchange Website as exhibits to the Schedule TO.

See Section 1. Eligible Stock Options; Eligible Employees; Expiration Date, for more information.

Q6	What are the conditions of the Exchange Offer?

The Exchange Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Exchange Offer and which are more fully described in Section 6. Conditions of the Exchange Offer.  The Exchange Offer is not conditioned upon a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible employees participating.  If any of the events described in Section 6 occur, we may terminate, extend or amend the Exchange Offer at any time prior to the expiration of the Exchange Offer.

Q7	What will be the exercise price per share of the replacement options?

All replacement options will be granted with an exercise price equal to 110% of the closing price of our common stock on the date the Exchange Offer expires as reported by the NASDAQ Global Select Market.

Q8	If I elect to participate and my surrendered eligible stock options are accepted, when will I receive my replacement options?

We currently expect to accept all properly surrendered eligible stock options on the date the Exchange Offer expires (April 29, 2010, or such later date as may apply if the Exchange Offer is extended) and cancel on the date the Exchange Offer expires all properly surrendered and accepted eligible stock options that have not been validly withdrawn.  We also expect to grant the replacement options as of the date the Exchange Offer expires.  You will receive new award agreements governing the terms of the replacement options granted to you, which will be electronically delivered to you as soon as reasonably practicable following the date the Exchange Offer expires.

See Section 3. Procedures for Surrendering Eligible Stock Options.

Q9	When will the replacement options vest?

Should you elect to participate in the Exchange Offer, your surrendered eligible stock options will be exchanged for replacement options that will be subject to a new vesting schedule of at least one year from the Exchange Offer expiration date.  With respect to vested eligible stock options, the replacement options will have a one-year vesting period from the Exchange Offer expiration date.  With respect to the unvested eligible stock options, the current vesting schedule will be extended by one year.  All eligible options have a three-year vesting schedule from the original date of grant.

Q10	What does it mean to be actively employed by Sonic?

You are an eligible employee if you are actively employed by the Company or one of our subsidiaries on the date the Exchange Offer commences and you remain actively employed through the date that replacement options are granted.  You will not be an eligible employee for purposes of the Exchange Offer if you cease to be actively employed for any reason prior to the date the Exchange Offer expires.  You will not be considered actively employed if your employment is terminated for any reason.  You will also not be considered to be actively employed if you have (i) provided a notice of resignation to Sonic or (ii) received a notice of termination of employment from Sonic.

Q11	What if I elect to participate in the Exchange Offer and then leave Sonic before the date the Exchange Offer expires?

If you elect to participate in the Exchange Offer and your employment terminates for any reason before the date the Exchange Offer expires, your exchange election will be cancelled and you will not receive replacement options.  If this occurs, no changes will be made to the terms of your current stock options, and these stock options will be treated as if you had declined to participate in the Exchange Offer.  In that case, generally, you may exercise your existing stock options in accordance with the terms and conditions of your applicable award agreement.  In certain instances you will only have 30 days following your date of termination to exercise your stock options.  You should carefully review the terms of your award agreement.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of Sonic or one of our subsidiaries.  The terms of your employment with us remain unchanged.  We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the date the Exchange Offer expires or thereafter.

Q12	What if I elect to participate in the Exchange Offer and then leave Sonic after the date the Exchange Offer expires?

If you elect to participate in the Exchange Offer and surrender eligible stock options for exchange, and if we accept your surrendered eligible stock options, your replacement options will be granted as of the date the Exchange Offer expires.  If your employment terminates for any reason after the date the Exchange Offer expires, the terms and conditions of the 2006 Plan and your replacement option award agreement will apply.  You can review the terms of the 2006 Plan and the form of award agreement at the Stock Option Exchange Website as exhibits to the Schedule TO.

Q13	What if I am on an authorized leave of absence?

Any eligible employees who are on an authorized leave of absence will be able to participate in the Exchange Offer.  If you surrender your eligible stock options and you are on an authorized leave of absence on the date the Exchange Offer expires, you will be entitled to receive replacement options on the date the Exchange Offer expires as long as all other eligibility requirements are still met.  Leave is considered “authorized” if it was approved in accordance with our policies.

Q14	What does it mean to exchange on a “grant-by-grant” basis?

Eligible stock options may only be surrendered on a grant-by-grant basis in exchange for a lesser number of replacement options with a lower exercise price.  Generally, when we grant stock options to employees, the stock option “grant” will have more than one underlying stock option.  For example, an employee might receive a stock option grant with 100 underlying stock options.  All 100 stock options would have been granted on the same date with the same exercise price.  When we state that employees will be permitted to exchange eligible stock options for replacement options on a grant-by-grant basis, that means that you can elect to exchange either all or none of the underlying stock options of a particular grant.  Using the example of a stock option grant with 100 underlying stock options, assuming the stock options were eligible stock options and still outstanding, you could elect to surrender the entire stock option grant (i.e., all 100 stock options) in exchange for a grant with a lesser number of replacement options and with a lower exercise price, but could not elect to surrender a portion (e.g., 50 options).

Q15	Can I exchange the remaining portion of an eligible stock option grant that I have already partially exercised?

Yes.  If you previously exercised an eligible stock option grant in part, the remaining outstanding (i.e., unexercised) portion of the eligible stock option grant can be exchanged in the Exchange Offer.

Q16	What if I have more than one eligible stock option grant?

Eligible employees will be permitted to exchange eligible stock options for replacement options on a grant-by-grant basis.  This means that if you have more than one eligible stock option grant, you may elect to surrender the eligible stock options from one stock option grant and not another.  For example, if you have two eligible stock option grants, one with 100 underlying stock options and another with 50 underlying stock options, you may elect to exchange just the stock option grant with 100 underlying stock options, just the stock option grant with 50 underlying stock options, both stock option grants, or no stock option grants.

Q17	If I elect to participate and my surrendered eligible stock options are accepted, how many replacement options will I receive in exchange?

The number of replacement options that you receive will depend on the exercise price(s) of your surrendered eligible stock options and the applicable exchange ratios, as shown in the table below.  The exchange ratios were designed to result in a fair value, for accounting purposes, of the replacement options that is approximately equal to the fair value of the stock options that are surrendered in the exchange.  Sonic used a standard valuation model to determine the actual exchange ratios.  The exchange ratios were established by grouping together eligible stock options with similar exercise prices and assigning an appropriate exchange ratio to each grouping.  These exchange ratios were based on the fair value of the eligible stock options within the relevant grouping.  The total number of replacement options a participating employee will receive with respect to surrendered eligible stock options will be determined by converting the number of shares underlying the surrendered eligible option according to the applicable exchange ratio and rounding down to the nearest whole share.

Note that the exchange ratios apply to each of your stock option grants separately.  This means that the various stock option grants you have received may be subject to different exchange ratios.

If the Per Share Exercise Price of an Eligible Stock Option Grant Is	The Exchange Ratio Is (Eligible Stock Options to Replacement Options)
$16.34	1.35-to-1
$19.30 to $21.14	1.70-to-1
$21.65 to $22.24	1.95-to-1
$22.54 to $24.81	2.10-to-1

Q18	Why isn’t the exchange ratio simply one-for-one?

We believe the exchange ratios must balance the interests of both our employees and our stockholders, and as a result, we have designed it to be “value for value.”  This means that, in the aggregate, the fair value of the stock options being exchanged is approximately equal to the fair value of the replacement options being granted.  Under our option pricing model described above in Q17, this requires that more stock options be surrendered than granted in the exchange.

Q19	When will my replacement options expire?

The replacement options will retain the expiration date of the surrendered options.  Thus, if your surrendered eligible option has three years remaining before it expires, your replacement option will also have three years remaining before it expires.  Note that stock options that have a remaining term of less than 12 months from the Exchange Offer expiration date are not eligible for exchange in the Exchange Offer.

Q20	Must I participate in the Exchange Offer?

No.  Participation in the Exchange Offer is completely voluntary.  If you choose not to participate, you will keep all of your currently outstanding stock options, including stock options eligible for the Exchange Offer, and you will not receive replacement options in the Exchange Offer.  No changes will be made to the terms of your current stock options if you decline to participate.  If you elect not to surrender any of your eligible stock options for exchange in the Exchange Offer, you do not need to do anything.

Q21	How should I decide whether to exchange my eligible stock options for replacement options?

Sonic is providing as much information as possible to assist you in making your own informed decision.  You are encouraged to seek further advice from your tax, financial and legal advisors.  No one from Sonic is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.  To the extent information is provided on the Stock Option Exchange Website, it is for illustrative purposes only.

Please also review the section entitled Risk Factors for a discussion of the risks of participating in the Exchange Offer.

Q22	Why can’t Sonic just grant eligible employees additional stock options?

We designed the Exchange Offer to avoid the potential dilution in ownership to our stockholders that would result if we granted employees additional stock options to supplement their underwater stock options.  Granting more stock options would increase the number of outstanding stock options relative to our outstanding shares of common stock (sometimes called “overhang”), which we do not believe would be in the best interests of our stockholders.  In addition, issuing replacement options without cancelling any previously granted stock options would increase our operating expenses, as we would need to expense both the replacement options and the previously granted stock options.  This would decrease our reported earnings and could negatively impact our stock price.

Q23	How do I find out how many eligible stock options I have and what their exercise prices are?

You can review a list of your eligible stock options, the exercise prices and other terms of such options at the Stock Option Exchange Website.  You may also email optionexchquestions@sonicdrivein.com or call (405) 225-5250, available from 8:00 a.m. to 4:00 p.m., Central Time, Monday through Friday.

Q24	Can I exchange stock options that I have already fully exercised?

No.  The Exchange Offer only applies to outstanding Sonic stock options that are eligible under the Exchange Offer.  You will not be able to exchange shares of Sonic common stock that you own outright.

Q25	Will I owe taxes if I participate in the Exchange Offer?

Generally, for U.S. federal income tax purposes, we believe the exchange of eligible stock options for replacement options pursuant to the Exchange Offer should be treated as a nontaxable exchange and that no income should be recognized upon the grant of the replacement options.  We encourage all eligible employees who are considering exchanging their eligible stock options pursuant to the Exchange Offer to consult with their own tax advisors with respect to the federal, state, local and federal tax consequences of participating in the Exchange Offer.

See Section 13. Material U.S. Federal Income Tax Consequences, for more information.

Q26	What happens if, after the grant date of the replacement options, my replacement options end up being underwater again?

The Exchange Offer is a one-time opportunity and is not expected to be offered again.  We can provide no assurance as to the price of our common stock at any time in the future.

Q27	What happens to eligible stock options that I choose not to surrender or that are not accepted for exchange in the Exchange Offer?

The Exchange Offer will have no effect on eligible stock options that you choose not to surrender or on eligible stock options that are not accepted for exchange in the Exchange Offer.

Q28	If I surrender eligible stock options in the Exchange Offer, will I be required to give up all of my rights under the surrendered eligible stock options?

Yes.  On the expiration of the Exchange Offer, any stock options you surrender in exchange for replacement options that we accept for exchange will be cancelled, and you will no longer have any rights under those surrendered eligible stock options.

Q29	How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer expires at 4:00 p.m., Central Time, on April 29, 2010.  No exceptions will be made to the deadline unless we extend it.  Although we do not currently intend to do so, we may, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6. Conditions of the Exchange Offer, of this Offer to Exchange has occurred or is deemed by us to have occurred, extend the period of time during which this Exchange Offer is open, and, by doing so, delay the acceptance for exchange of any eligible stock options, by giving notice of the extension to the eligible employees or making a public announcement of the extension.  If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 8:00 a.m., Central Time, on the next business day after the last previously scheduled or announced expiration date.  If the expiration date of the Exchange Offer is extended, then the cancellation date of the surrendered options and grant date of the replacement options will be similarly extended.

See Section 14. Extension of the Exchange Offer; Termination; Amendment, for more information.

Q30	How do I participate in the Exchange Offer?

If you are an eligible employee and you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must access the Stock Option Exchange Website at https://sonic.equitybenefits.com and follow the instructions.

If you are not able to use or access the Stock Option Exchange Website to submit your election electronically via the Stock Option Exchange Website, please email optionexchquestions@sonicdrivein.com or call (405) 225-5250, available from 8:00 a.m. to 4:00 p.m., Central Time, Monday through Friday.  If you are still not able to submit your election electronically after requesting assistance, Sonic may ask you to complete and send in a paper election form.  Your election must be received by Sonic before 4:00 p.m., Central Time, on April 29, 2010 (or a later expiration date if we extend the Exchange Offer).  You may return your paper election form to Sonic via mail, overnight courier, facsimile or as an attachment to an email.  If you choose to mail your paper election form, we recommend that you use registered mail or overnight courier with return receipt requested, or another method which can be tracked by the delivery carrier.  Elections not made in accordance with the requirements of the Stock Option Exchange Website or the paper election form, or received by Sonic after 4:00 p.m., Central Time, on April 29, 2010, even if sent prior to the expiration of the Exchange Offer, will be disregarded.  Accordingly, please allow time for delivery when sending your paper election form.  If we do not receive your properly completed election by the expiration of the Exchange Offer, you will be deemed to have rejected the Exchange Offer.  You are responsible for making sure that the election form is properly completed and received by us by the deadline.

We reserve the right to reject any or all surrenders of eligible stock options that we determine are not in appropriate form or that we determine would be unlawful to accept or are not timely surrendered.  Subject to our rights to extend, terminate and amend the Exchange Offer in accordance with Section 6. Conditions of the Exchange Offer, we currently expect to accept all properly surrendered eligible stock options on April 29, 2010 (or such later date as may apply if the Exchange Offer is extended).

You do not need to return your award agreement(s) relating to any surrendered eligible stock options, as they will be cancelled automatically if we accept your eligible stock options for exchange.

See Section 3. Procedures for Surrendering Eligible Stock Options, for more information.

Q31	When and how can I withdraw previously surrendered eligible stock options?

If you elect to surrender eligible stock options and change your mind prior to the expiration of the Exchange Offer, you may withdraw your surrendered eligible stock options by logging on to the Stock Option Exchange Website and changing your election prior to the expiration of the Exchange Offer.  If you are unable to use or access the Stock Option Exchange Website, you may request a paper notice of withdrawal and submit it in the manner described in Section 3. Procedures for Surrendering Eligible Stock Options, and we must receive such notice of withdrawal before the expiration of the Exchange Offer at 4:00 p.m., Central Time, on April 29, 2010, or such later date to which this Exchange Offer may be extended.  You may return your paper notice of withdrawal to Sonic via mail, overnight courier, facsimile or as an attachment to an email.  If you choose to mail your paper election form, we recommend that you use registered mail or overnight courier with return receipt requested, or another method which can be tracked by the delivery carrier.  In all cases, the last properly completed election submitted and received prior to the expiration of the Exchange Offer, whether via the Stock Option Exchange Website or, if necessary, by paper election or notice of withdrawal, will prevail.

If you miss the deadline for notifying us of your withdrawal election but remain an eligible employee, any previously surrendered eligible stock options will be cancelled and exchanged pursuant to the Exchange Offer.

See Section 4. Withdrawal Rights, for more information.

Q32	How will I know if my election form or my notice of withdrawal has been received?

You will receive a confirmation email after you successfully submit your election via the Stock Option Exchange Website.  If you submit your election via the Stock Option Exchange Website at any time prior to the expiration of the Exchange Offer, and do not receive a confirmation email, please email optionexchquestions@sonicdrivein.com or call (405) 225-5250, available from 8:00 a.m. to 4:00 p.m., Central Time, Monday through Friday.  In addition, you can check the “Make My Elections” page on the Stock Option Exchange Website, which is available at https://sonic.equitybenefits.com, at any time to see your current election(s).

If you are unable to use or access the Stock Option Exchange Website and must submit a paper election form or notice of withdrawal, we will mail or email you confirmation of receipt of your paper election form or notice of withdrawal shortly after it is received by us (provided that we receive such paper election form or notice of withdrawal before 4:00 p.m., Central Time, on April 29, 2010, or such later date as may apply if the Exchange Offer is extended), confirming our acceptance of your properly surrendered eligible stock options or your withdrawal.  However, it is your responsibility to ensure that we receive your election form or notice of withdrawal, as applicable, prior to the expiration of the Exchange Offer.  You may email optionexchquestions@sonicdrivein.com or call Sonic at (405) 225-5250, available from 8:00 a.m. to 4:00 p.m., Central Time, Monday through Friday, to confirm receipt of your paper election form or notice of withdrawal.

Q33	What will happen if I do not submit my election form by the deadline?

If your election(s) are not received by us by the expiration of the Exchange Offer (either through the Stock Option Exchange Website or by paper election form), then all of your eligible stock options will remain outstanding at their original prices and subject to their original terms and conditions.  If you decide not to surrender any of your eligible stock options for exchange in the Exchange Offer, you do not need to take any action.

Q34	What if I have questions regarding the Exchange Offer, or if I need a paper copy or additional copies of this Offer to Exchange document or any documents attached or referred to in this document?

If you have difficulty accessing the Stock Option Exchange Website, have questions regarding the Exchange Offer or have requests for assistance (including requests for paper copies of this Offer to Exchange document, the election form, the notice of withdrawal or other documents relating to the Exchange Offer), please email optionexchquestions@sonicdrivein.com or call (405) 225-5250, available from 8:00 a.m. to 4:00 p.m., Central Time, Monday through Friday.

Q35	What are the conditions to the Exchange Offer?

The Exchange Offer is subject to a number of customary conditions, which are described in Section 6. Conditions of the Offer.  If any of these conditions are not satisfied, Sonic will not be obligated to accept and exchange properly surrendered eligible stock options, though Sonic may elect to do so at its sole discretion.  Please read this entire Offer to Exchange for a full description of all of the terms and conditions of this offer.

There is no minimum aggregate number of eligible stock options that must be tendered in this Exchange Offer.

RISK FACTORS

Participating in the Exchange Offer involves a number of risks and uncertainties, including those described below.  You should carefully consider these risks and uncertainties, and you are encouraged to consult your tax, financial and legal advisors before deciding to participate in the Exchange Offer.

Risks Related to the Exchange Offer

If you exchange eligible stock options for new stock options in the Exchange Offer and your employment with us terminates before the replacement options fully vest, you will forfeit any unvested portion of your replacement options.

If you elect to participate in the Exchange Offer, the replacement options will have a new vesting schedule of at least one year from the Exchange Offer expiration date.  With respect to vested eligible stock options, the replacement options will have a one-year vesting period from the Exchange Offer expiration date.  With respect to unvested eligible stock options, the current vesting schedule will be extended by one year.  Generally, if your employment with us terminates, your replacement options will cease vesting, and any unvested portion of your replacement options will be cancelled as of your separation date.  Accordingly, if you exchange eligible stock options for replacement options in the Exchange Offer and your employment with us terminates before the replacement options fully vest, you will forfeit any unvested portion of your replacement options even if the eligible stock options surrendered in the Exchange Offer were vested at the time of the exchange.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of Sonic or one of our subsidiaries.  The terms of your employment with us remain unchanged.  We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the date the Exchange Offer expires, vesting occurs or thereafter.

If the price of our common stock increases over time, the value of the replacement options that you receive in the Exchange Offer may ultimately be less than the value of the eligible stock options that you surrendered in the Exchange Offer.

We have designed the Exchange Offer to make the granting of the replacement options approximately accounting-expense neutral to Sonic.  The exchange ratios being used in the Exchange Offer are designed to result in the fair value, using standard valuation techniques, of the replacement options being approximately equal to the fair value of the eligible stock options being surrendered for exchange (based on valuation assumptions made when the Exchange Offer commences).  As a result, you will be issued a lesser number of replacement options than the eligible stock options you surrender for exchange.

Because you will receive a lesser number of replacement options in the Exchange Offer than the eligible stock options you surrender for exchange, it is possible that, at some point in the future, your surrendered eligible stock options would have been economically more valuable than the replacement options granted in the Exchange Offer.  For example, assume, for illustrative purposes only, that you surrender 100 eligible stock options with an exercise price of $21.65 per share, that you receive a grant of 51 replacement options with an exercise price of $12.28 per share, and four years after the date the Exchange Offer expires the price of our common stock had increased to $32.00 per share.  Under this example, if you had kept your surrendered eligible stock options and sold all 100 of the underlying shares at $32.00 per share, you would have realized a pre-tax gain of $1,035 (i.e., 100 options multiplied by the $10.35 difference between the $32.00 market price and the $21.65 exercise price), but if you exchanged your eligible stock options and sold the 51 underlying shares subject to the replacement options, you would only realize a pre-tax gain of $1,005 (i.e., 51 options multiplied by a $19.72 difference between the $32.00 market price and the $12.28 exercise price).

Only employees in the U.S. are eligible to participate in the offer.  However, if you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance or other consequences for participating in the Exchange Offer.  You are encouraged to consult your own tax advisors to discuss these consequences.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the Securities and Exchange Commission (“SEC”), including those in our Annual Report on Form 10-K for the fiscal year ended August 31, 2009 and our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2009, both of which are incorporated herein by reference, our Quarterly Report on Form 10-Q for the quarter ended February 28, 2010, which we expect to file with the SEC prior to the expiration of the Exchange Offer, and also the information provided in this Offer to Exchange document and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options for exchange.  You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our Investor Relations website at http://ir.sonicdrivein.com/financials.cfm.  In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you).  See Section 16. Additional Information, for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER

Section 1.                      Eligible Stock Options; Eligible Employees; Expiration Date

Upon the terms and subject to the conditions of the Exchange Offer, we are making an offer to eligible employees to exchange some or all of their eligible stock options (on a grant-by-grant basis) that are properly surrendered in accordance with Section 3. Procedures for Surrendering Eligible Stock Options, and not validly withdrawn pursuant to Section 4. Withdrawal Rights, before the expiration of the Exchange Offer for replacement options with an exercise price equal to 110% of the closing price of our common stock on the date the Exchange Offer expires as reported by the NASDAQ Global Select Market.

“Eligible stock options” are those stock options, as of the date that is seven days prior to the commencement of the Exchange Offer, that (i) have a per share exercise price equal to or greater than the higher of (a) $15.00 and (b) the 52-week high trading price of our common stock as reported by the NASDAQ Global Select Market as of the commencement of the Exchange Offer, (ii) must not have been granted within 12 months of the date that the Exchange Offer commences, and (iii) must have a remaining term of 12 months or more immediately following the date the Exchange Offer expires.  The foregoing exercise price per share threshold will be proportionately adjusted to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock occurring after the commencement date and before the expiration date of the Exchange Offer.

You are an “eligible employee” if you are:

•	An active employee of the Company or one of our subsidiaries who holds eligible stock options;

•	Actively employed on the date the Exchange Offer commences and remain actively employed through the date the Exchange Offer expires; and

•	Not one of our NEOs or a member of our Board of Directors.

You will not be eligible to surrender eligible stock options or receive replacement options if you cease to be an eligible employee for any reason prior to the date the Exchange Offer expires.  You will not be considered actively employed if your employment is terminated for any reason.  You will also not be considered to be actively employed if you have (i) provided a notice of resignation to Sonic or (ii) received a notice of termination of employment from Sonic.

If you are on an authorized leave of absence and are otherwise an eligible employee, you will be eligible to surrender eligible stock options for exchange in the Exchange Offer.  If you surrender your eligible stock options and they are accepted and cancelled in the Exchange Offer and you are on an authorized leave of absence on the date the Exchange Offer expires, you will be entitled to receive replacement options on that date.  Leave is considered “authorized” if it was approved in accordance with our policies.

If you choose to participate in the Exchange Offer and surrender eligible stock options for exchange, and if we accept your surrendered eligible stock options, you will receive replacement options that will have substantially the same terms and conditions as the eligible stock options you surrendered, except that:

•
You will receive a lesser number of replacement options.  The number of replacement options will be determined using an exchange ratio designed to result in a fair value, using standard valuation techniques, of the replacement options being approximately equal to the fair value of the stock options that are surrendered for exchange, as described below.

•	The exercise price for the replacement options will be equal to 110% of the closing price of our common stock on the date the Exchange Offer expires as reported on the NASDAQ Global Select Market.

•
The replacement options will have a minimum vesting period of one year, even if all or a portion of the surrendered eligible stock options are already vested.  With respect to vested eligible stock options, the replacement options will have a one-year vesting period from the Exchange Offer expiration date.  With respect to unvested eligible stock options, the current vesting schedule will be extended by one year.

•	All replacement options will be nonqualified stock options, even if your surrendered eligible stock options are incentive stock options.

•
The replacement options will be subject to the terms and conditions of the 2006 Plan and an award agreement, which will be delivered to you as soon as reasonably practicable following the expiration date of the Exchange Offer.  You can review the 2006 Plan and the form of award agreement at the Stock Option Exchange Website as exhibits to the Schedule TO.

The number of replacement options that you receive will depend on the exercise price(s) of the eligible stock options that you surrender for exchange and the applicable exchange ratios.  The exchange ratios for the Exchange Offer are set forth below.  Note that the exchange ratios apply to each of your stock option grants separately, which means that the various stock option grants you have received may be subject to different exchange ratios.

If the Per Share Exercise Price of an Eligible Stock Option Grant Is	The Exchange Ratio Is (Eligible Stock Options to Replacement Options)
$16.34	1.35-to-1
$19.30 to $21.14	1.70-to-1
$21.65 to $22.24	1.95-to-1
$22.54 to $24.81	2.10-to-1

You can review a list of your eligible stock options, including the grant date, exercise price, and expiration date, at the Stock Option Exchange Website.

Replacement options will be granted under the Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”).  The terms of the 2006 Plan are substantially similar to those of the Company’s 2001 Stock Option Plan (the “2001 Plan”) and the Company’s 1991 Stock Option Plan (the “1991 Plan” and, together with the 2006 Plan and the 2001 Plan, the “Plans”).  If you are surrendering eligible stock options granted under the 2001 Plan or the 1991

Plan, you should carefully read “Summary of the 2006 Plan” under Section 8. Source and Amount of Consideration; Terms of Replacement Options, and compare it to the terms and conditions of your eligible stock options set forth in the award agreements and Plans under which they were granted.

The Exchange Offer is scheduled to expire at 4:00 p.m., Central Time, on April 29, 2010, unless extended, in our sole discretion.  See Section 14. Extension of the Exchange Offer; Termination; Amendment, for a description of our rights to extend, terminate and amend the Exchange Offer.

Participation in the Exchange Offer is completely voluntary.  Eligible stock options properly surrendered in the Exchange Offer and accepted by us for exchange will be cancelled on the date the Exchange Offer expires and the replacement options will be granted as of the same date.  If you choose not to participate in the Exchange Offer, you will continue to hold your eligible stock options on the same terms and conditions and pursuant to the applicable Plan under which they were originally granted.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of Sonic or one of our subsidiaries.  The terms of your employment with us remain unchanged.  We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the date the Exchange Offer expires or thereafter.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION.  YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE DOCUMENT AND YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX, FINANCIAL AND LEGAL ADVISORS AS YOU DEEM APPROPRIATE.  YOU MUST MAKE YOUR OWN DECISION ON WHETHER TO SURRENDER YOUR ELIGIBLE STOCK OPTIONS FOR EXCHANGE.

Section 2.                      Purpose of the Exchange Offer

At Sonic, stock options constitute a key component of our incentive and retention programs because we believe that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Our stock price has experienced a significant decline during the last few years due in large part to the continued weak economy as well as other factors outside of our control that have negatively impacted sales in our restaurants and thus adversely affected our financial results.  Like many retailers, Sonic has been, and continues to be, adversely impacted by the global financial and economic crisis.  Our business depends heavily on the amount of discretionary income our customers have to spend, and they have less to spend at quick-service restaurants as a result of job losses, foreclosures, bankruptcies, reduced access to credit, and sharply falling home values.  We have taken a number of actions since December 2008 to reinvigorate our business and improve our performance.  However, our efforts have not yet had a significant impact on our stock price, which remains at a relatively low level.  Consequently, the Company’s employees hold a significant number of stock options with exercise prices that greatly exceed both the current market price of and the average market price of our common stock over the past 12 months.  Further, there can be no assurance that our efforts to reinvigorate our business and improve our performance will ultimately result in significant increases in our stock price in the near term.

Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing stock options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock.  As a result, for many employees, these stock options are ineffective at providing the incentives and retention value that we believe are necessary to motivate and retain our employees.

We believe that the Exchange Offer is important for the Company because it will permit us to:

•	Provide renewed incentives to our employees who participate in the Exchange Offer. As of March 26, 2010, 51.7% of the outstanding stock options held by employees were underwater, meaning the exercise prices of the options were greater than our then-current stock price.  The weighted average exercise price of eligible options was $21.79, as compared to an $11.15 closing price of our common stock on March 30, 2010.  As a result, these stock options do not currently provide meaningful retention or incentive value to our employees.  We believe the Exchange Offer will enable us to enhance long-term stockholder value by providing greater assurance that we will be able to retain experienced and productive employees, by improving the morale of our employees generally, and by aligning the interests of our employees more fully with the interests of our stockholders.

•
Meaningfully reduce the total number of outstanding stock options relative to our outstanding shares of common stock, or “overhang,” by replacing the eligible stock options with a lesser number of replacement options with a lower exercise price.  Stock options with exercise prices significantly higher than our current stock price do not serve the interests of our stockholders, nor do they provide the benefits intended by our equity compensation program.  The overhang represented by the replacement options granted pursuant to the Exchange Offer will reflect an appropriate balance between our goals for our equity compensation program and our interest in minimizing our overhang and the dilution of our stockholders’ interests.

•
Recapture value from compensation costs that we already are incurring with respect to outstanding underwater stock options.  We believe it is not an efficient use of our resources to recognize compensation expense on stock options that are not perceived by our employees as providing value.  By replacing options that have little or no retention or incentive value with a lesser number of options that will provide both retention and incentive value while not creating additional compensation expense (other than immaterial expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs), we will be making efficient use of our resources.

Section 3.                      Procedures for Surrendering Eligible Stock Options

If you are an eligible employee and you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must access the Stock Option Exchange Website and follow the instructions.

Proper Exchange of Eligible Stock Options.  The Stock Option Exchange Website will provide you with certain information about your eligible stock options, including the grant date, the exercise price, the expiration date, the number of underlying shares and the election alternatives available to you.  We will make computer and Internet access available at our office location to any eligible employee who does not otherwise have Internet access.

You will be permitted to exchange your eligible stock options for replacement options on a grant-by-grant basis.  No partial exchanges of a stock option grant will be permitted.  If you elect to exchange an eligible stock option grant, you must exchange the entire outstanding (i.e., unexercised) portion of that eligible stock option grant.  If you elect to surrender one eligible stock option grant in the Exchange Offer, you do not need to surrender any other eligible stock options you may hold.  If you attempt to exchange a portion but not all of an outstanding eligible stock option grant, your election form will be rejected.  You can review a list of your eligible stock options and the exercise prices of such options on the Stock Option Exchange Website.  You may also email optionexchquestions@sonicdrivein.com or call (405) 225-5250, available from 8:00 a.m. to 4:00 p.m., Central Time, Monday through Friday.

If you are not able to use or access the Stock Option Exchange Website to submit your election electronically, please email optionexchquestions@sonicdrivein.com or call (405) 225-5250, available from 8:00 a.m. to 4:00 p.m., Central Time, Monday through Friday.  If you are still not able to submit your election electronically after requesting assistance, you must request a paper election form.  Your election must be received by Sonic before 4:00 p.m., Central Time, on April 29, 2010 (or a later expiration date if we extend the Exchange Offer).  You may return your paper election form to Sonic via mail, overnight courier, facsimile or as an attachment to an email.  If you choose to mail your paper election form, we recommend that you use registered mail or overnight courier with return receipt requested, or another method which can be tracked by the delivery carrier.  Elections not made in accordance with the requirements of the Stock Option Exchange Website or, if required, the paper election form, or received by Sonic after 4:00 p.m., Central Time, on April 29, 2010, even if sent prior to the expiration of the Exchange Offer, will be disregarded.  Accordingly, please allow time for delivery when sending your paper election form.  If we do not receive your properly completed election by the expiration of the Exchange Offer, you will be deemed to have rejected the Exchange Offer.

You will receive a confirmation email after you successfully submit your election via the Stock Option Exchange Website.  If you submit your election via the Stock Option Exchange Website at any time prior to the expiration of the Exchange Offer and do not receive a confirmation email, please email optionexchquestions@sonicdrivein.com or call (405) 225-5250, available from 8:00 a.m. to 4:00 p.m., Central Time, Monday through Friday.  In addition, you can check the “Make My Elections” page on the Stock Option Exchange Website at any time to see your current election(s).  If you are unable to use or access the Stock Option Exchange Website and must submit a paper election form, we will mail or email you confirmation of receipt of your paper election form shortly after it is received by us (provided that we receive such paper election form before 4:00 p.m., Central Time, on April 29, 2010, or such later date as may apply if the Exchange Offer is extended), confirming our acceptance of your properly surrendered eligible stock options.  You may also email optionexchquestions@sonicdrivein.com or call Sonic at (405) 225-5250, available from 8:00 a.m. to 4:00 p.m., Central Time, Monday through Friday, to confirm receipt of your paper election form and acceptance of your surrendered eligible stock options.

If your eligible stock options are properly surrendered for exchange and accepted by us for exchange, you will receive a final confirmation notice within two business days following the expiration of the Exchange Offer.  The final confirmation notice will confirm that your specified eligible stock options have been accepted for exchange and cancelled and will set forth the number of shares your replacement options entitle you to purchase and the per share exercise price.  It is your responsibility to ensure that we receive your election form or notice of withdrawal, as applicable, prior to the expiration of the Exchange Offer.

Included in the materials emailed to you are your Log In ID and Password.  You will need your Password to gain access to your personal information on the Stock Option Exchange Website and to make your online elections with respect to the Exchange Offer.  If you lose, cannot remember, or otherwise have difficulties with your Password, please email optionexchquestions@sonicdrivein.com or call (405) 225-5250, available from 8:00 a.m. to 4:00 p.m., Central Time, Monday through Friday.

If your election(s) are not received by us by the expiration of the Exchange Offer (either through the Stock Option Exchange Website or by paper election form), then all of your eligible stock options will remain outstanding at their original exercise prices and subject to their original terms and conditions.  Submissions by any means not specified in this Offer to Exchange, including delivery directly to Sonic, will NOT be accepted. If you decide not to surrender any of your eligible stock options for exchange in the Exchange Offer, you do not need to take any action.

In the event that you are required to use a paper election form, except as described in the following two sentences, the election form must be signed by the eligible employee who surrenders the eligible stock options exactly as such eligible employee’s name appears on the award agreement relating to the eligible stock options.  If the eligible employee’s name has been legally changed since the award agreement was granted, proof of the legal name change must be submitted with the withdrawal election form.  If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the notice of withdrawal.

You do not need to return your award agreement(s) relating to any surrendered eligible stock options, as they will be cancelled automatically if we accept your eligible stock options for exchange.

Determination of Validity; Rejection of Options; Waiver of Defects and Conditions; No Obligation to Give Notice of Defects.  We will determine, in our sole discretion, all questions as to the validity, form, eligibility, time of receipt, and acceptance of any documentation relating to the exchange of eligible stock options.  Subject to any order or election by a court of competent jurisdiction, our determination of these matters will be final, conclusive and binding on all persons.  We reserve the right to reject any or all surrenders of eligible stock options that we determine are not in appropriate form or that we determine would be unlawful to accept or are not timely surrendered.  We also reserve the right to waive any of the conditions of this Exchange Offer or any defect or irregularity in any surrender of eligible stock options for exchange.  If we waive any of the conditions of this Exchange Offer we will do so for all eligible employees.  No surrender of eligible stock options for exchange will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us.  Neither Sonic nor any other person is obligated to give notice of any defects or irregularities in any election made via the Stock Option Exchange Website or, if necessary, any paper election form submitted to withdraw previously surrendered eligible stock options, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement.  Your election to exchange eligible stock options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4. Withdrawal Rights, and our acceptance of your surrendered eligible stock options in accordance with Section 5. Acceptance of Eligible Stock Options; Replacement Options.  Our acceptance of the eligible stock options that you surrender for exchange pursuant to this Exchange Offer will constitute a binding agreement between Sonic and you upon the terms and subject to the conditions of this Exchange Offer.

Subject to our rights to extend, terminate and amend this Exchange Offer in accordance with Section 6. Conditions of the Exchange Offer, we currently expect to accept all properly surrendered eligible stock options on   April 29, 2010 (or such later date as may apply if the Exchange Offer is extended) and cancel on the date the Exchange Offer expires all properly surrendered and accepted eligible stock options on the date the Exchange Offer expires.  We also expect to grant the replacement options as of the expiration date of the Exchange Offer.  You will receive new award agreements governing the terms of the replacement options granted to you, which will be delivered to you as soon as reasonably practicable following the date the Exchange Offer expires.  If the expiration of the Exchange Offer is extended, then the cancellation date of the surrendered options and grant date of the replacement options will be similarly extended.

Section 4.                      Withdrawal Rights

You may only withdraw your surrendered eligible stock options in accordance with the provisions of this Section 4.  If you elect to surrender eligible stock options and change your mind prior to the expiration of the Exchange Offer, you may withdraw your surrendered eligible stock options by logging on to the Stock Option Exchange Website and changing your election prior to the expiration of Exchange Offer (4:00 p.m., Central Time, on April 29, 2010).  If the expiration of the Exchange Offer is extended by us, you can withdraw your surrendered eligible stock options at any time until the expiration of the Exchange Offer as extended for this Exchange Offer.

To validly withdraw surrendered eligible stock options, you must log on to the Stock Option Exchange Website and change your election.  If you are unable to use or access the Stock Option Exchange Website, please email optionexchangequestions@sonicdrivein.com or call (405) 225-5250, available from 8:00 a.m. to 4:00 p.m., Central Time, Monday through Friday.  If you are still not able to submit your withdrawal electronically after requesting assistance, you must request a paper notice of withdrawal and submit it in the manner described in Section 3. Procedures for Surrendering Eligible Stock Options.  Your withdrawal must be received by Sonic before 4:00 p.m., Central Time, on April 29, 2010, or such later date to which this Exchange Offer may be extended.  You may return your notice of withdrawal to Sonic via mail, overnight courier, facsimile or as an attachment to an email.  If you choose to mail your paper election form, we recommend that you use registered mail or overnight courier with return receipt requested, or another method which can be tracked by the delivery carrier.

You will receive a confirmation email after you successfully submit your withdrawal via the Stock Option Exchange Website.  If you submit your withdrawal via the Stock Option Exchange Website at any time prior to the expiration of the Exchange Offer and do not receive a confirmation email, please email optionexchquestions@sonicdrivein.com or call (405) 225-5250, available from 8:00 a.m. to 4:00 p.m., Central Time, Monday through Friday.  In addition, you can check the “Make My Elections” page on the Stock Option Exchange Website at any time to see your current election(s).  If you are unable to use or access the Stock Option Exchange Website and must submit a paper notice of withdrawal, we will mail you confirmation of receipt of your paper notice of withdrawal shortly after it is received by us (provided that we receive such paper notice of withdrawal before 4:00 p.m., Central Time, on April 29, 2010), confirming our acceptance of your withdrawal.  You may also email optionexchquestions@sonicdrivein.com or call Sonic at (405) 225-5250, available from 8:00 a.m. to 4:00 p.m., Central Time, Monday through Friday, to confirm receipt of your paper notice of withdrawal, confirming our acceptance of your withdrawal.  Your surrendered eligible stock options will not be considered withdrawn until we receive a properly submitted withdrawal via the Stock Option Exchange Website or, if necessary, by a paper notice of withdrawal.

It is your responsibility to confirm that your changed election has been successfully submitted via the Stock Option Exchange Website or that we have received your paper notice of withdrawal before the expiration of this Exchange Offer.  In all cases, the last properly completed election submitted and received prior to the expiration of this Exchange Offer, whether via the Stock Option Exchange Website or, if necessary, by paper election form or notice of withdrawal, will prevail.  If you elect to withdraw an eligible stock option grant, you must withdraw with respect to all of such eligible stock option grant, but need not withdraw any other eligible stock option grants previously surrendered.  Withdrawals that follow the aforementioned procedures will be considered valid and the applicable eligible stock options will not be considered surrendered for exchange.  In order to subsequently exchange eligible stock options that were subject to a valid withdrawal, you must properly re-surrender for exchange those eligible stock options before the expiration of the Exchange Offer by following the procedures described in Section 3. Procedures for Surrendering Eligible Stock Options.

Withdrawals by any other means, including delivery directly to Sonic, will NOT be accepted.

Your withdrawal election must specify the eligible stock option grants to be withdrawn.  In the event that you are required to use a paper notice of withdrawal, except as described in the following two sentences, the notice of withdrawal must be signed by the eligible employee who surrendered the eligible stock options to be withdrawn exactly as such eligible employee’s name appears on the award agreement relating to the eligible stock options.  If the eligible employee’s name has been legally changed since the award agreement was granted, proof of the legal name change must be submitted with the withdrawal election form.  If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the notice of withdrawal.

If you miss the deadline for notifying us of your withdrawal election but remain an eligible employee, any previously surrendered eligible stock options will be cancelled and exchanged pursuant to the Exchange Offer.

Neither Sonic nor any other person is obligated to give notice of any defects or irregularities in any election or withdrawal made via the Stock Option Exchange Website or, if necessary, any paper election form submitted to withdraw previously surrendered eligible stock options, nor will anyone incur any liability for failure to give any such notice.  We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal.

Subject to any order or election by a court of competent jurisdiction, our determinations of these matters will be final, conclusive and binding.

Section 5.                      Acceptance of Eligible Stock Options; Replacement Options

Upon the terms and subject to the conditions of the Exchange Offer, we currently expect to accept all properly surrendered eligible stock options on April 29, 2010 (or such later date as may apply if the Exchange Offer is extended) and cancel on the date the Exchange Offer expires all properly surrendered and accepted eligible stock options that have not been validly withdrawn.  We also expect to grant the replacement options as of the date the Exchange Offer expires.  You will receive new award agreements governing the terms of the replacement options granted to you, which will be delivered to you as soon as reasonably practicable following the date the Exchange Offer expires.  If the expiration of the Exchange Offer is extended, then the cancellation date of the surrendered options and grant date of the replacement options will be similarly extended.

If you have surrendered eligible stock options for exchange in the Exchange Offer and your employment with us terminates for any reason before the date the Exchange Offer expires, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your eligible stock options for exchange.  In that case, your eligible stock options will remain governed by the terms and conditions of the applicable Plan and form of award agreement.  Generally, you may exercise your existing stock options for a limited time after your separation date to the extent they are vested.  We recommend that you review the terms of your eligible stock options.

Section 6.                      Conditions of the Exchange Offer

We will not accept any eligible stock options surrendered pursuant to the Exchange Offer, and we may terminate or amend the Exchange Offer or postpone our acceptance of any eligible stock options surrendered pursuant to the Exchange Offer, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after March 31, 2010, and before the expiration of the Exchange Offer, any of the following events have occurred, or have been reasonably determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, the occurrence of such event or events makes it inadvisable for us to proceed with the Exchange Offer or with our acceptance of the eligible stock options surrendered pursuant to the Exchange Offer:

(a)           There shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, before any court, authority, agency or tribunal that challenges the making of the Exchange Offer, the cancellation of surrendered eligible stock options and the grant of new stock options pursuant to the Exchange Offer, or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially and adversely affect our business, financial condition, operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(b)           Any action shall have been threatened, taken or be pending, or any approval shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, amended or enforced or shall have been deemed to be applicable to the Exchange Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•
make the cancellation of surrendered eligible stock options and the grant of replacement options in exchange therefore illegal or otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer; or

•
materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(c)           There shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•
any material change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer;

•	the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

•
any change in either the Dow Jones Industrial Average, the NASDAQ Global Select Market or the Standard & Poor’s 500 Index by an amount in excess of 10% measured during any time period after the close of business on March 31, 2010;

(d)           There shall have occurred any change in U.S. generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Exchange Offer that would be in excess of any compensation expenses that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the Exchange Offer;

(e)           There shall have been proposed, announced or made by another person or entity a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, or it shall have been publicly disclosed, or we shall have learned that:

•
any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before March 31, 2010;

•
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before March 31, 2010 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our assets or securities;

(f)           There shall have occurred any change or changes in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership as a result of unforeseen significant events beyond our control that, in our reasonable judgment, are or may be material to us or otherwise make it inadvisable for us to proceed with the Exchange Offer; or

(g)           There shall have been enacted, enforced or deemed applicable to Sonic any rules, regulations or actions by any governmental authority, the NASDAQ Global Select Market or any other regulatory or administrative authority of any national securities exchange that make it inadvisable for us to proceed with the Exchange Offer.

The conditions of the Exchange Offer are for our benefit.  We may assert the conditions in our discretion, regardless of the circumstances giving rise to them, at any time before the expiration of the Exchange Offer.  We may waive them, in whole or in part, at any time and from time to time before the expiration of the Exchange Offer, in our discretion, whether or not we waive any other condition to the Exchange Offer.  Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights.  The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.  Any determination we make concerning the events described in this Section 6 may be challenged by an eligible employee only in a court of competent jurisdiction.  A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding on all persons.

Section 7.                      Price Range of Our Common Stock

The eligible stock options give eligible employees the right to acquire shares of our common stock.  None of the eligible stock options are traded on any trading market.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “SONC.”  The following table shows the quarterly high and low sales prices per share of our common stock during the periods indicated.

	High	Low
Fiscal Year Ending August 31, 2010:
Third Quarter (through March 30, 2010)	$11.48	$8.29
Second Quarter	$10.68	$8.07
First Quarter	$12.63	$9.05
Fiscal Year Ended August 31, 2009:
Fourth Quarter	$11.75	$8.34
Third Quarter	$12.09	$6.05
Second Quarter	$12.86	$7.35
First Quarter	$18.19	$5.78
Fiscal Year Ended August 31, 2008:
Fourth Quarter	$19.38	$12.50
Third Quarter	$23.33	$18.54
Second Quarter	$24.65	$18.53
First Quarter	$26.19	$21.57

As of March 26, 2010, the number of outstanding shares of our common stock was 61,288,493.  On March 30, 2010, the closing price of our common stock as reported on the NASDAQ Global Select Market was $11.15 per share.  We recommend that you obtain current market quotations for our common stock before deciding whether to surrender your eligible stock options in the Exchange Offer.

The price of our common stock has been, and in the future may be, volatile and could appreciate or decline from the current market price.  The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, both within our control and outside our control.  In addition, the stock market has experienced extreme price and volume fluctuations, particularly in the current economic climate, that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Sonic has never paid any cash dividends on its common stock and does not intend to pay any dividends in the foreseeable future, as profits are reinvested in Sonic to fund expansion of its business, repurchases of Sonic’s common stock and payments under Sonic’s financing rearrangements.  As in the past, future payments of dividends will be considered after reviewing, among other factors, returns to stockholders, profitability expectations and financing needs.

Section 8.                      Source and Amount of Consideration; Terms of Replacement Options

Consideration.  The replacement options granted in exchange for surrendered eligible stock options will be issued under the 2006 Plan.  As of March 26, 2010, 277 eligible employees held eligible stock options to purchase an aggregate of 2,341,179 shares of our common stock with a weighted average exercise price of $21.79.

We have designed the Exchange Offer to make the granting of the replacement options approximately accounting-expense neutral to Sonic.  The exchange ratios being used in the Exchange Offer are designed to result in a fair value, using standard valuation techniques, of the replacement options being approximately equal to the fair value of the eligible stock options being surrendered for exchange.  The exchange ratios have been established by grouping together eligible stock options with similar exercise prices and assigning an appropriate exchange ratio to each grouping.  The exchange ratios used to determine the actual number of replacement options to be granted are based on the fair value of the eligible stock options (calculated using the Black-Scholes model) within the relevant grouping.  The calculation of fair value using the Black-Scholes model takes into account many variables, such as the volatility of our common stock and the expected term of an option.  As a result, the exchange ratios do not necessarily increase as the exercise price of the option increases.  Setting the exchange ratios in this manner is intended to result in the issuance of replacement options that have a fair value at the time of exchange approximately equal to the fair value of the surrendered eligible stock options they replace.  See Section 1. Eligible Stock Options; Eligible Employees; Expiration Date, for a table showing the exchange ratios for the Exchange Offer.

We will not issue any fractional stock options in the Exchange Offer.  The total number of replacement options a participating employee will receive with respect to surrendered eligible stock options will be determined by converting the number of shares underlying the surrendered eligible option according to the applicable exchange ratio and rounding down to the nearest whole share.

Terms of Replacement Option Grants.  If we accept the surrender of your eligible stock options for exchange, then those eligible stock options will, on the expiration of the Exchange Offer, be cancelled and replaced with replacement option grants as of the date the Exchange Offer expires.  The replacement options, which will be granted under the 2006 Plan, will have a new exercise price per share equal to 110% of the closing price per share of our common stock on the date the Exchange Offer expires as reported on the NASDAQ Global Select Market.  In addition, each replacement option will have a new vesting schedule of at least one year from the Exchange Offer expiration date.  With respect to vested eligible stock options, the replacement options will have a one-year vesting period from the Exchange Offer expiration date.  With respect to unvested eligible stock options, the current vesting schedule will be extended by one year.  The replacement options will, however, retain the expiration date of the surrendered options.  Finally, the replacement options will be treated as nonqualified stock options for U.S. tax purposes.  The eligible stock options surrendered for exchange will be cancelled.

The total number of shares that may be issued pursuant to the replacement options granted in the Exchange Offer will depend on the rate of participation by eligible employees.  Assuming all eligible stock options that were outstanding as of March 26, 2010 are surrendered in the Exchange Offer, replacement options to purchase 1,224,884 shares would be granted in the exchange.

The terms and conditions of your eligible stock options are set forth in the award agreements and the Plans under which they were granted.  If you would like a copy of these documents, please email optionexchquestions@sonicdrivein.com or call (405) 225-5250, available from 8:00 a.m. to 4:00 p.m., Central Time, Monday through Friday.

Participation in the Exchange Offer will not create any contractual or other right of the surrendering eligible employees to receive any future grants of stock options, restricted stock units or other stock-based compensation.  The Exchange Offer does not change the “at-will” nature of an eligible employee’s employment with us or any of our subsidiaries, and an eligible employee’s employment may be terminated by us, by our subsidiaries or by the employee at any time, for any reason, with or without cause, subject to the requirements of local law and the terms of any employment agreement.

NOTHING IN THE EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF SONIC OR ONE OF OUR SUBSIDIARIES.  THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED.  WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN EMPLOYED UNTIL THE DATE THE EXCHANGE OFFER EXPIRES OR THEREAFTER.

Replacement options will be granted under the 2006 Plan.  The following is a description of the principal features of the 2006 Plan that apply to stock options granted under the 2006 Plan.  The description of the 2006 Plan is subject to, and qualified in its entirety by reference to, the actual provisions of the 2006 Plan.  The 2006 Plan and the form of award agreement for the replace options have been filed as attachments hereto.

Summary of the 2006 Plan

The following is a summary of the material terms relating to option grants under the 2006 Plan and is qualified in its entirety by reference to the 2006 Plan.

General.  The 2006 Plan authorizes the grant of awards in any of the following forms:  options to purchase shares of our common stock, which may be incentive stock options or nonqualified stock options; stock appreciation rights; performance shares; performance share units; restricted stock; restricted stock units; dividend equivalents; other stock-based awards; any other right or interest relating to our common stock; or cash.

Share Limits.  As of March 26, 2010, there were 1,529,506 shares available for issuance under the 2006 Plan.  In addition, our stockholders have approved an additional 1,600,000 shares solely to be used to grant replacement options pursuant to the Exchange Offer.  Shares underlying eligible stock options that are cancelled in the Exchange Offer will not be added back into the 2006 Plan.

The maximum number of shares of our common stock with respect to awards that may be granted during any one calendar year under the 2006 Plan to any one person is currently 400,000.  The maximum amount of one or more awards denominated in cash that may be received by any one participant during any calendar year is $1,000,000.  The 2006 Plan generally prohibits repricing of options or stock appreciation rights.  However, stockholders approved this one-time Exchange Offer.

Administration.  The 2006 Plan is administered by a committee of two or more independent directors appointed by the Board of Directors (the “Plan Committee”).  The Plan Committee has broad authority to administer the Plan, including the authority to:  designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions of awards; accelerate the vesting or lapse of restrictions of any outstanding award; determine whether an award may be settled in, or the exercise price of an award may be paid in, cash, common stock, other awards or other property; establish, adopt, or revise any rules and regulations as it may deem advisable to administer the 2006 Plan; and make all other decisions and determinations that may be required under the 2006 Plan.

Subject to certain limitations, the Plan Committee is permitted to delegate to a subcommittee thereof or to one or more directors or executive officers its authority under the 2006 Plan.  Currently, the Board of Directors has designated the Compensation Committee to serve as the Plan Committee.  The Compensation Committee Charter reflects this appointment and provides that in the event the Compensation Committee proposes to grant awards under the terms of the 2006 Plan, other than incentive stock options or nonqualified stock options, the Compensation Committee must obtain the Board’s prior approval.

Eligibility.  Awards may be granted under the 2006 Plan to current employees, officers and directors of the Company.

Types of Awards.  A description of the material terms relating to option grants is as follows:

The Plan Committee is authorized to grant stock options, which may be incentive stock options or nonqualified stock options.  All options will be evidenced by a written award agreement between the Company and the participant, which will include any provisions specified by the Plan Committee.  The exercise price of an option may not be less than the fair market value of our common stock on the date of grant.  In no event may any stock option be exercisable for more than ten years from the date of grant.  The terms of an incentive stock option must meet the requirements of Section 422 of the Internal Revenue Code.

Performance Goals.  In order to preserve full deductibility under Section 162(m) of the Internal Revenue Code, the Plan Committee may determine that any award will be determined solely on the basis of:  the achievement by the Company or one of our subsidiaries of a specified target return, or target growth in return, on equity or assets; total stockholder return, described as our stock price appreciation plus reinvested dividends, relative to a defined comparison group or target over a specific performance period; our stock price; the achievement by the Company or a business unit, or one of our subsidiaries, of a specified target, or target growth in, revenues, net income, earnings per share, EBIT or EBITDA; or any combination of the above.  If an award is made on this basis, the Plan Committee must establish goals prior to the beginning of the period for which the performance goal relates, or by a later date as may be permitted under applicable tax regulations, and the Plan Committee may for any reason reduce, but not increase, any award, notwithstanding the achievement of a specified goal.  Any payment of an award granted based on performance goals will be conditioned on the written certification of the Plan Committee in each case that the performance goals and any other material conditions were satisfied.

Limitation on Transfer and Beneficiaries.  No award under the 2006 Plan will be assignable or transferable other than by will or the laws of descent and distribution or, except in the case of an incentive stock option, pursuant to a qualified domestic relations order.  However, the Plan Committee may permit other transfers if it deems appropriate, provided such other transfers are not made in exchange for any consideration.

Acceleration upon Certain Events.  Unless otherwise set forth in the applicable award agreement, upon the participant’s death or termination of employment as a result of disability, all outstanding options, stock appreciation rights, restricted stock awards and other awards in the nature of rights that may be exercised will become fully exercisable and all restrictions on outstanding awards will lapse.  Any options or stock appreciation rights will thereafter continue or lapse in accordance with the other provisions of the 2006 Plan and the award agreement.  In addition, the Plan Committee may at any time in its discretion declare any or all awards to be fully or partially vested and exercisable, provided that the Plan Committee will not have the authority to accelerate or postpone the timing of payment or settlement with respect to awards subject to Section 409A of the Internal Revenue Code in a manner that would cause the awards to be subject to certain related interest and penalty provisions.  The Plan Committee may discriminate among participants or among awards in exercising such discretion.

Under the terms of the award agreement governing the replacement options, if your employment terminates by reason of disability or death, your outstanding options become fully vested and may be exercised for a period of three years.  Likewise, if your employment terminates by reason of retirement, you may exercise your options for three years to the extent your options were vested as of the effective date of retirement; options that are not exercisable on the effective date of retirement will terminate.  Finally, if your employment terminates for any other reason, you may exercise your options during the 30-day period following the date of termination to the extent your options were vested and not already exercised as of the date of termination; options that are not exercisable on the date of termination will terminate.

Adjustments.  Certain corporate transactions not involving the receipt of consideration such as a stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, may affect our stock price.  In the event of one of these transactions, the number of shares available for issuance under the 2006 Plan and the share limits will be adjusted proportionately and the Plan Committee may adjust awards to preserve the benefits or potential benefits of the awards.

Termination and Amendment.  The Plan Committee has the right at any time to amend or terminate the 2006 Plan, but it may condition any amendment on the approval of our stockholders if such approval will be necessary or advisable under tax, securities, stock exchange, or other applicable laws, policies, or regulations.  The Plan Committee has the right to amend or terminate any outstanding award without approval of the participant, but an amendment or termination may not, without the participant’s consent, reduce or diminish the value of the award determined as if it had been exercised, vested, cashed in, or otherwise settled on the date of the amendment or termination, and the original term of any option may not be extended.  The Plan Committee has broad authority to amend the 2006 Plan or any outstanding award without the approval of the participants to the extent necessary to comply with applicable tax laws, securities laws, accounting rules, or other applicable laws, or to ensure that an award is not subject to interest and penalties under Section 409A of the Internal Revenue Code.  If any provision of the 2006 Plan or any award agreement contravenes any regulation or U.S. Department of the Treasury guidance promulgated under Section 409A of the Internal Revenue Code that could cause an award to be subject to interest and penalties, such provision will be modified to maintain the original intent of the provision without violating Section 409A.  Furthermore, any discretionary authority that the Plan Committee may have pursuant to the 2006 Plan will not be applicable to an award that is subject to Section 409A to the extent such discretionary authority will contravene Section 409A.

Section 9.                      Information Concerning Us; Financial Information

Information Concerning Us.  The Sonic Drive-In restaurant chain began in the early 1950’s and is the largest chain of drive-in restaurants in the United States.  Sonic Corp. was incorporated in the State of Delaware in 1990 in connection with its 1991 public offering of common stock.  At a standard Sonic Drive-In restaurant, a customer drives into one of 20 to 36 covered drive-in spaces, orders through an intercom speaker system, and has the food delivered by a carhop.  Many Sonic Drive-Ins also include a drive-thru lane and patio seating.  Sonic Drive-Ins feature signature menu items, such as specialty drinks including cherry limeades and slushes, frozen desserts, made-to-order sandwiches and hamburgers, extra-long chili cheese coneys, hand-battered onion rings, tater tots, salads, and wraps.  Sonic Drive-Ins also offer breakfast items that include sausage or bacon with egg and cheese Breakfast Toaster® or CroisSONICTM Breakfast Sandwiches, and sausage and egg burritos.  Sonic Drive-Ins serve the full menu all day.

Financial Information.  We have presented below preliminary financial data for the three and six months ended February 28, 2010, and a summary of our consolidated financial data for the fiscal years ended August 31, 2009 and August 31, 2008, and for the three months ended November 30, 2009 and November 30, 2008.  The following financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2009 and with “Part I. Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2009, both of which are incorporated herein by reference.  In addition, you should read the following financial data in connection with “Part I. Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2010, which we expect to file with the SEC prior to the expiration of the Exchange Offer.

Preliminary Financial Results for the Three and Six Months Ended February 28, 2010

The following information is preliminary and, as a result, during the course of the preparation of our final consolidated financial statements and the related notes and the completion of our quarterly closing procedures and analyses, we may identify items that would require us to make adjustments to the preliminary financial results presented in this Offer to Exchange.  In addition, our independent auditor has not completed its quarterly review procedures for the three and six months ended February 28, 2010.  These preliminary financial results presented in this Offer to Exchange have been prepared on a basis consistent with our consolidated financial statements incorporated herein by reference.  Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

Income Statement Overview.  For the second quarter ended February 28, 2010, revenues declined 33% to $112.8 million from $169.0 million in the year-earlier period.  The Company’s lower second quarter revenues were attributable primarily to the impact on our revenue mix from refranchising 205 partner drive-ins during fiscal 2009.  The Company now receives franchise royalties from these refranchised drive-ins instead of partner drive-in sales; likewise, partner drive-in operating expenses have declined.  The Company's revenues also reflected the impact of lower same-store sales on partner drive-in revenues and franchise royalties, as well as reduced franchisee fees related to fewer new drive-in openings versus the year-earlier quarter.  Offsetting these declines, to some extent, was increased other income related to income from refranchised drive-ins, in which Sonic retained a minority ownership interest and rental revenue from refranchised drive-ins.  The net loss for the quarter was $642,000 or $0.01 per diluted share versus net income of $8.7 million or $0.14 per diluted share in the same quarter last year.  Excluding a one-time $0.06 per share gain from the purchase of debt at a discount in the second quarter of fiscal 2009, earnings per diluted share were $0.08 in the year-earlier period.

Same-Store Sales.  For the second fiscal quarter ended February 28, 2010, system-wide same-store sales declined 13.2% versus a decrease of 3.6% for the same quarter last year and reflected 12.9% lower same-store sales at franchise drive-ins and a 14.9% decline at partner drive-ins.  For the first six months of fiscal 2010, system-wide same-store sales declined 9.7% versus a decrease of 3.6% in the prior-year period.  The decline in system-wide same-store sales for the first half of fiscal 2010 reflected 9.3% lower same-store sales at franchise drive-ins and an 11.8% decline at partner drive-ins.

Development.  System-wide drive-in openings totaled 17 in the second quarter – all franchise drive-ins – versus 27 new drive-in openings during the second quarter of fiscal 2009, including 24 by franchisees.  For the first six months of fiscal 2010, system-wide drive-in openings totaled 42, including 39 franchise drive-ins, versus 66 in the year-earlier period, including 58 franchise drive-ins. Sonic currently expects that new franchise drive-in openings will total 80 to 90 for the full fiscal year.

SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	Feb. 28, 2010	Feb. 28, 2009	Feb. 28, 2010	Feb. 28, 2009
Statement of Operations
Revenues:
Partner Drive-In sales	$86,627	$141,708	$190,211	$294,755
Franchise Drive-Ins:
Franchise royalties	24,364	26,376	53,814	55,431
Franchise fees	390	851	1,082	2,022
Other	1,408	62	4,181	855
	112,789	168,997	249,288	353,063
Costs and expenses:
Partner Drive-Ins:
Food and packaging	23,691	39,232	52,362	81,656
Payroll and other employee benefits	30,151	47,463	64,476	97,326
Other operating expenses	21,992	32,025	46,958	66,548
	75,834	118,720	163,796	245,530

Selling, general and administrative	17,324	16,300	33,456	32,462
Depreciation and amortization	10,647	12,529	21,313	25,548
Provision for impairment of long-lived assets	--	--	--	414
	103,805	147,549	218,565	303,954

Income from operations	8,984	21,448	30,723	49,109

Interest expense	9,586	11,075	19,390	23,128
Gain from early extinguishment of debt	--	(6,382)	--	(6,382)
Interest income	(209)	(297)	(493)	(684)
Net interest expense	9,377	4,396	18,897	16,062
Income (loss) before income taxes	(393)	17,052	11,826	33,047
Provision (benefit) for income taxes	(789)	5,337	3,088	10,376
Net income - including noncontrolling interest	396	11,715	8,738	22,671
Net income - noncontrolling interest	1,038	3,064	3,150	6,889
Net income (loss) - attributable to Sonic Corp.	$(642)	$8,651	$5,588	$15,782

Net income (loss) per share attributable to Sonic Corp:
Basic	$(0.01)	$0.14	$0.09	$0.26
Diluted	$(0.01)	$0.14	$0.09	$0.26
Weighted average shares used in calculation:
Basic	61,146	60,646	61,116	60,553
Diluted	61,385	61,148	61,400	61,179

In accordance with Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51,” net income (after tax) attributable to noncontrolling interest, previously referred to as Minority Interest in Earnings of Partner Drive-Ins and reported on a pre-tax basis under Costs and Expenses – Partner Drive-Ins, is now reported separately from the net income of the controlling interest also on a pre-tax basis.  The change in presentation has no effect on the company's reported net income.

SONIC CORP.
Unaudited Supplemental Information

	Three Months Ended		Six Months Ended
	Feb. 28, 2010	Feb. 28, 2009	Feb. 28, 2010	Feb. 28, 2009
Drive-Ins in Operation:
Partner:
Total at beginning of period	476	680	475	684
Opened	--	3	3	8
Acquired from (sold to) franchisees	(16)	(9)	(16)	(17)
Closed	(3)	(5)	(5)	(6)
Total at end of period	457	669	457	669

Franchise:
Total at beginning of period	3,084	2,825	3,069	2,791
Opened	17	24	39	58
Acquired from (sold to) company	16	9	16	17
Closed (net of reopening)	(14)	(16)	(21)	(24)
Total at end of period	3,103	2,842	3,103	2,842

System-wide:
Total at beginning of period	3,560	3,505	3,544	3,475
Opened	17	27	42	66
Closed (net of reopening)	(17)	(21)	(26)	(30)
Total at end of period	3,560	3,511	3,560	3,511

Note: Partner Drive-Ins are those Sonic Drive-Ins in which the company owns a majority interest, typically at least 60%.  Most supervisors and managers of Partner Drive-Ins own a minority equity interest.

SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Three Months Ended		Six Months Ended
	Feb. 28, 2010	Feb. 28, 2009	Feb. 28, 2010	Feb. 28, 2009

Sales Analysis
Partner Drive-Ins:
Total sales	$86,627	$141,708	$190,211	$294,755
Average drive-in sales	186	212	404	440
Change in same-store sales	-14.9%	-6.0%	-11.8%	-6.3%

Franchise Drive-Ins:
Total sales	$674,035	$705,151	$1,459,832	$1,463,553
Average drive-in sales	219	250	473	520
Change in same-store sales	-12.9%	-3.0%	-9.3%	-3.0%

System-wide:
Change in total sales	-10.2%	1.5%	-6.2%	1.6%
Average drive-in sales	$214	$242	$463	$503
Change in same-store sales	-13.2%	-3.6%	-9.7%	-3.6%

Note:  Change in same-store sales based on drive-ins open for at least 15 months.

	Three Months Ended		Six Months Ended
	Feb. 28, 2010	Feb. 28, 2009	Feb. 28, 2010	Feb. 28, 2009

Margin Analysis (percentage of Partner Drive-In sales)
Partner Drive-Ins:
Food and packaging	27.3%	27.7%	27.5%	27.7%
Payroll and employee benefits	34.8%	33.4%	33.9%	33.0%
Other operating expenses	25.4%	22.6%	24.7%	22.6%
Cost of sales, as reported	87.5%	83.7%	86.1%	83.3%

Noncontrolling interest	1.2%	2.2%	1.7%	2.3%
Pro forma cost of sales, including noncontrolling interest	88.7%	85.9%	87.8%	85.6%

SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Feb. 28, 2010	Aug. 31, 2009

Balance Sheet Data
Current assets	$181,457	$202,132
Property, equipment and capital leases, net	514,979	523,938
Total assets	812,363	849,041
Current liabilities, including capital lease obligations and long-term debt due within one year	110,250	117,319
Obligations under capital leases due after one year	34,453	36,516
Long-term debt due after one year	617,532	646,851
Total liabilities	807,134	851,393
Stockholders’equity (deficit)	5,229	(2,352)

Summary Consolidated Financial Data

The selected consolidated statements of earnings data for the fiscal years ended August 31, 2009 and August 31, 2008 and the selected consolidated balance sheet data as of August 31, 2009 and August 31, 2008 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2009.  The selected consolidated statements of earnings data for the fiscal quarters ended November 30, 2009 and November 30, 2008 and the selected consolidated balance sheet data as of November 30, 2009 and November 30, 2008 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2009.  Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

Summary Consolidated Statements of Earnings and Balance Sheets (amounts in thousands, except per share data):

	Fiscal Year Ended		Three Months Ended	Three Months Ended
	August 31, 2009	August 31, 2008	November 30, 2009	November 30, 2008

Consolidated Statements of Earnings:
Total net revenues	$718,789	$804,713	$136,499	$184,066
Operating income	$115,977	$144,208	$21,739	$27,661
Earnings before income taxes	$80,320	$96,281	$12,219	$15,995
Net earnings	$49,442	$60,319	$6,230	$7,131
Net earnings per common share
Basic	$0.81	$1.00	$0.10	$0.12
Diluted	$0.81	$0.97	$0.10	$0.12
Weighted average shares outstanding
Basic	60,761	60,403	61,086	60,459
Diluted	61,238	62,270	61,415	61,210

Summary Consolidated Statements of Earnings and Balance Sheets (amounts in thousands, except per share data):

	Fiscal Year Ended		Three Months Ended
	August 31, 2009	August 31, 2008	November 30, 2009
Consolidated Balance Sheet
Total current assets	$202,132	$99,427	$192,696
Property, equipment and capital leases, net	$523,938	$586,245	$767,031
Total assets	$849,041	$836,312	$832,132
Total current liabilities	$117,319	$112,542	$111,151
Obligations under capital leases	$39,461	$37,385	$38,694
Long-term debt	$699,550	$759,422	$688,278
Total liabilities	$853,309	$900,428	$826,920
Stockholders’ equity (deficit)	$(4,268)	$(64,116)	$5,212

Ratio of Earnings to Fixed Charges.  The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges.  For the purposes of computing the ratio of earnings to fixed charges, earnings represents income from continuing operations attributable to Sonic before fixed charges and provision for income taxes.  Fixed charges consist of interest and debt expense, including amortization of debt-related expenses and interest capitalized during the period, as well as the interest portion of rental expense.

	Fiscal Year Ended		Three Months Ended	Six Months Ended
	August 31, 2009	August 31, 2008	November 30, 2009	February 28, 2010

Ratio of earnings to fixed charges	2.83	2.89	2.03	1.45

Book Value Per Share.  Our book value per share as of our most recent balance sheet dated November 30, 2009 was $0.09.

Additional Information.  For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended August 31, 2009 and our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2009, which are incorporated by reference herein and our other filings made with the SEC.  In addition, please refer to our Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2010, which we expect to file with the SEC prior to the expiration of the Exchange Offer.  We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible stock options for exchange.  We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you.  See Section 16. Additional Information, for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 10.                      Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities

Our executive officers and members of our Board of Directors, and their respective positions and offices as of March 26, 2010, are set forth in the following table (the address of each of the persons set forth below is 300 Johnny Bench Drive, Oklahoma City, Oklahoma 73104):

Name	Age	Position and Offices Held
J. Clifford Hudson	55	Chairman of the Board of Directors and Chief Executive Officer
W. Scott McLain	47	President of Sonic Corp. and President of Sonic Industries Services Inc.
Stephen C. Vaughan	44	Executive Vice President and Chief Financial Officer
Omar Janjua	51	President of Sonic Restaurants, Inc.
Paige S. Bass	40	Vice President, General Counsel and Assistant Corporate Secretary
E. Edward Saroch	52	Senior Vice President of Franchise Operations (Developing Markets)

Name	Age	Position and Offices Held
Carolyn C. Cummins	52	Vice President of Compliance and Corporate Secretary
Terry D. Harryman	45	Vice President and Controller
Claudia San Pedro	40	Vice President of Investor Relations and Brand Strategies and Treasurer
Sharon T. Strickland	56	Vice President of People
Douglas N. Benham	53	Director
Leonard Lieberman	81	Director
Michael J. Maples	67	Director
J. Larry Nichols	67	Director
Federico F. Peña	63	Director
H.E. Rainbolt	81	Director
Frank E. Richardson	70	Director
Robert M. Rosenberg	72	Director
Kathryn L. Taylor	54	Director

As of March 26, 2010, our current executive officers and members of our Board of Directors as a group beneficially owned outstanding options to purchase an aggregate of 3,800,065 shares of our common stock under our equity plans, which represented approximately 39% of the shares of common stock subject to all options outstanding under such Plans as of that date.  Our NEOs and members of our Board of Directors are not eligible to participate in the Exchange Offer.  The following table shows the holdings of options to purchase our common stock as of March 26, 2010 by each executive officer and each director of Sonic:

Name	Aggregate Number of Stock Options Beneficially Owned	Percentage of Total Outstanding Stock Options
J. Clifford Hudson1	1,096,285	11.31
W. Scott McLain1	603,344	6.22
Stephen C. Vaughan1	394,639	4.07
Omar Janjua2	92,545	0.95
Paige S. Bass1	164,454	1.70
E. Edward Saroch1	278,084	2.87
Carolyn C. Cummins	128,570	1.33
Terry D. Harryman	135,571	1.40
Claudia San Pedro	67,633	0.70
Sharon T. Strickland	74,369	0.77
Douglas N. Benham	39,199	0.40
Leonard Lieberman	115,444	1.19
Michael J. Maples	103,132	1.06
J. Larry Nichols	64,791	0.67
Federico F. Peña	91,007	0.94
H.E. Rainbolt	115,444	1.19
Frank E. Richardson	115,444	1.19
Robert M. Rosenberg	105,319	1.09
Kathryn L. Taylor	14,791	0.15
______________
        1 NEO.
        2 Mr. Janjua joined Sonic in September 2009, so none of his options are eligible for exchange.

Except as otherwise described in the Exchange Offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended August 31, 2009, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations. In addition, neither we nor, to the best of our knowledge, any of our executive officers or directors or any affiliates of ours were engaged in transactions involving stock options or our common stock during the 60 days before the commencement of the Exchange Offer other than as follows:

Name	Date of Transaction	Amount of Securities	Price Per Share
W. Scott McLain	3/16/10	43,941	$5.71
E. Edward Saroch	3/15/10	15,299	$5.71
Carolyn C. Cummins	3/15/10	6,116	$5.71

Each of the above transactions was a cashless exercise of stock options which were due to expire in April 2010.

Section 11.                      Status of Eligible Stock Options Acquired by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer

Eligible stock options that we accept for exchange pursuant to the Exchange Offer will be cancelled as of the expiration date of the Exchange Offer, and all shares of common stock that were subject to such surrendered eligible stock options will not be available for new grants under the Plans.

Under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly, Financial Accounting Standards Board Statement No. 123R), “Stock Compensation,” the exchange of options in the Exchange Offer is treated as a modification of the existing stock options for accounting purposes.  Accordingly, we will recognize the unamortized compensation cost of the surrendered eligible stock options, as well as the incremental compensation cost of the replacement options granted in the Exchange Offer, ratably over the vesting period of the replacement options.  The incremental compensation cost will be measured as the excess, if any, of the fair value of the replacement options granted to employees in exchange for surrendered eligible stock options, measured as of the date the Exchange Offer expires, over the fair value of the surrendered eligible stock options in exchange for the replacement option grants, measured immediately prior to the exchange.  Because the exchange ratios will be calculated to result in the fair value of surrendered eligible stock options being approximately equal to the fair value of the options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the Exchange Offer.  In the event that any of the replacement options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited replacement options will not be recognized.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of any incremental compensation expense that may result from the Exchange Offer.

Section 12.                      Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer.  We are not aware of any antitrust laws applicable to the Exchange Offer.  We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible stock options and issuance of replacement options as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our replacement options as contemplated in the Exchange Offer. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek the required approval or take other required action.  We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business.  Our obligation under the Exchange Offer to accept surrendered eligible stock options for exchange and to issue replacement options would be subject to obtaining any required governmental approval.

Section 13.                      Material U.S. Federal Income Tax Consequences

U.S. Federal Income Tax Consequences.  The following is a general summary of the material U.S. federal income tax consequences of participating in the Exchange Offer to Sonic and to eligible employees who are U.S.

citizens or residents for U.S. federal income tax purposes.  The following summary does not address the consequences of any state, local or foreign tax laws.

We believe that the exchange of eligible stock options for replacement options pursuant to the Exchange Offer should be treated as a nontaxable exchange for U.S. federal income tax purposes and that neither we nor any of our eligible employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible stock options and the grant of replacement options pursuant to the Exchange Offer.  However, the Internal Revenue Service is not precluded from adopting a contrary position.

All replacement options granted pursuant to the Exchange Offer will be nonqualified stock options.  Upon exercise of the replacement options, you will recognize compensation taxable as ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares.  Upon disposition of the stock, you generally will recognize capital gain or loss (which will be long- or short-term depending on whether the stock was held for more than 12 months) equal to the difference between (a) the selling price and (b) the sum of the amount paid for the stock, plus any amount recognized as compensation income upon exercise.  The holding period for the shares acquired upon exercise of a nonqualified stock option will begin on the day after the date of exercise.

The grant of replacement options generally will have no U.S. federal income tax consequences to us.  However, we generally will be entitled to a business expense deduction upon the exercise of a replacement option in an amount equal to the amount of ordinary compensation income attributable to an eligible employee upon exercise, subject to the limitations imposed by the Internal Revenue Code.  We have designed the Exchange Offer in a manner intended to comply with Internal Revenue Code Section 409A.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized in connection with the exercise of a nonqualified stock option by an eligible employee who has been employed by us.  We will require any such eligible employee to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

WE ENCOURAGE ALL ELIGIBLE EMPLOYEES WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE STOCK OPTIONS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

CIRCULAR 230 DISCLAIMER.  The following disclaimer is provided in accordance with Treasury Department Circular 230.  You are hereby notified that (a) the summary above is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under the Internal Revenue Code, (b) the summary above was written to support the promotion or marketing (within the meaning of Circular 230) of the transaction(s) or matter(s) addressed by this communication, and (c) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Section 14.                      Extension of the Exchange Offer; Termination; Amendment

The Exchange Offer expires at 4:00 p.m., Central Time, on April 29, 2010.  No exceptions will be made to the deadline unless we extend it.  Although we do not currently intend to do so, we may, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6. Conditions of the Exchange Offer, of this Offer to Exchange has occurred or is deemed by us to have occurred, extend the period of time during which this Exchange Offer is open, and, by doing so, delay the acceptance for exchange of any eligible stock options, by giving notice of the extension to the eligible employees or making a public announcement of the extension as permitted by applicable law.  If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 8:00 a.m., Central Time, on the next business day after the last previously scheduled or announced expiration date.  If the expiration date of the Exchange Offer is extended, then the cancellation date of the surrendered options and grant date of the replacement options will be similarly extended.

We also expressly reserve the right, in our sole discretion, prior to expiration of the Exchange Offer, including the expiration of the Exchange Offer as the same may be extended, to terminate or amend this Exchange Offer or to postpone our acceptance and cancellation of any eligible stock options surrendered for exchange upon the occurrence of any of the conditions specified in Section 6. Conditions of the Exchange Offer, of this Offer to Exchange by giving notice of the termination, amendment or postponement to employees eligible to participate in the Exchange Offer or making a public announcement of the termination, amendment or postponement.

If this Exchange Offer is terminated or withdrawn, any eligible stock options surrendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date.  Any termination or withdrawal of this Exchange Offer will be treated as if no Exchange Offer was ever made.  Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in Section 6. Conditions of the Offer, has occurred or is deemed by us to have occurred, to amend this Exchange Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Exchange Offer to eligible employees or by decreasing or increasing the number of options being sought in this Exchange Offer.  Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to eligible employees in a manner reasonably designed to inform eligible employees of such change and will be filed with the SEC as an amendment to Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act.  Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in terms of or information concerning an exchange offer, other than for a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of the changed terms or information.  If we materially change the terms of this Exchange Offer, we will publish notice or otherwise notify you of our action in writing, in accordance with applicable law.  If this Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such material changes is first published, sent or given, we will extend this Exchange Offer so that this Exchange Offer is open at least ten business days following the publication, sending or giving of such notice.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and, if the Exchange Offer is scheduled to expire within ten business days from the date we notify you, keep the Exchange Offer open for at least ten business days after the date of such notification:

•	We increase or decrease the amount of consideration offered for the eligible stock options; or

•	We increase or decrease the number of eligible stock options that may be surrendered in the Exchange Offer.

Section 15.                      Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible stock options pursuant to the Exchange Offer.  You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.

Section 16.                      Additional Information

We have filed with the SEC a Schedule TO with respect to the Exchange Offer.  This Offer to Exchange document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with (or in some cases “furnished” to) the SEC before making a decision on whether to surrender your eligible stock options for exchange:

(a)           Our Annual Report on Form 10-K for our fiscal year ended August 31, 2009, filed with the SEC on October 29, 2009;

(b)           Our Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2009, filed with the SEC on January 8, 2010;

(c)           Our Current Report on Form 8-K filed with the SEC on January 19, 2010;

(d)           Our definitive Proxy Statement for our 2010 annual meeting of stockholders, filed with the SEC on December 3, 2009, as amended December 30, 2009; and

(e)           The description of our common stock included in our Registration Statement on Form 8-A, filed with the SEC on June 17, 1997, under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

The SEC file number for our current and periodic reports is 000-18859.  These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at http://www.sec.gov or on our Investor Relations website at http://ir.sonicdrivein.com/financials.cfm.  These filings may also be examined, and copies may be obtained, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We also provide without charge to each person to whom a copy of this document is delivered, upon request in writing of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents).  Written requests should be directed to Carolyn C. Cummins, Corporate Secretary, Sonic Corp., 300 Johnny Bench Drive, Oklahoma City, OK 73104.

The information relating to Sonic in this document should be read together with the information contained in the documents to which we have referred you.

Section 17.                      Miscellaneous

We are not aware of any jurisdiction where the making of the Exchange Offer would not be in compliance with applicable law.  If we become aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law.  If, after making a good faith effort, we cannot comply with the applicable law, the Exchange Offer will not be made to, nor will surrenders be accepted from or on behalf of, eligible employees residing in such jurisdiction.

This Offer to Exchange document and our SEC reports referred to above include forward-looking statements.  These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended August 31, 2009 and our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2009, both of which are incorporated herein by reference, and our Quarterly Report on Form 10-Q for the quarter ended February 28, 2010, which we expect to file with the SEC prior to the expiration of the Exchange Offer, that could cause actual results to differ materially from those expressed in the forward-looking statements.  Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.  While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.  WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 31, 2009 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS IN THE EXCHANGE OFFER.  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.  WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN THE RELATED DOCUMENTS.  IF ANYONE MAKES ANY RECOMMENDATION

OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Sonic Corp.
March 31, 2010